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                                 EXHIBIT 10.3(m)
                                 ---------------

     OGDEN CORPORATION
     EXECUTIVE PERFORMANCE INCENTIVE PLAN

1.   PURPOSE

     The purpose of this Plan is to attract, retain and motivate key employees by providing cash performance awards to designated key employees of the Company, its Parent and its Subsidiaries. This Plan is effective for the fiscal year of the Company commencing on January 1, 2000 and for fiscal years thereafter, subject to approval by the stockholders of the Company in accordance with the laws of the State of Delaware.

2.   DEFINITIONS

     Unless the context otherwise requires, the words which follow shall have the following meaning:

          (a) "Award" - shall mean the total annual Performance Award as determined under the Plan.

          (b) "Board" - shall mean the Board of Directors of the Company.

          (c) "Change in Control of the Company" - shall have the meaning set forth in Exhibit A hereto.

          (d) "Code" - shall mean the Internal Revenue Code of 1986, as amended and any successor thereto.

          (e) "Code Section 162(m)" - shall mean the exception for performance-based compensation under Section 162(m) of the Code or any successor section and the Treasury regulations promulgated thereunder.

          (f) "Company" - shall mean Ogden Corporation and any successor by merger, consolidation or otherwise.

          (g) "Committee" - shall mean the Compensation Committee of the Board or such other Committee of the Board that is appointed by the Board all of whose members shall satisfy the requirements to be "outside directors," as defined under Code Section 162(m).

          (h) "Individual Target Award" - shall mean the targeted performance award for a Plan Year specified by the Committee as provided in Section 5 hereof.


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          (i) "Parent" - shall mean, other than the Company, (i) any corporation in an unbroken chain of corporations ending with the Company which owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain or (ii) any corporation or trade or business (including, without limitation, a partnership or limited liability company) which controls fifty percent (50%) or more
(whether by ownership of stock, assets or an equivalent ownership interest) of the Company.

          (j) "Participant" - shall mean an employee of the Company, the Parent or a Subsidiary selected, in accordance with Section 4 hereof, to be eligible to receive an Award in accordance with this Plan.

          (k) "Performance Award" - shall mean the amount paid or payable under
Section 6 hereof.

          (l) "Plan" - shall mean this Ogden Corporation Executive Performance Incentive Plan.

          (m) "Plan Year" - shall mean the fiscal year of the Company, or, if applicable and determined by the Committee, in its sole discretion, the fiscal year of the applicable Subsidiary.

          (n) "Subsidiary" - shall mean, other than the Company, (i) any corporation in an unbroken chain of corporations beginning with the Company which owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any corporation or trade or business (including, without limitation, a partnership or limited liability company) which is controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Subsidiaries; or (iii) any other entity in which the Company or any of its Subsidiaries has a material equity interest and which is designated as a "Subsidiary" by resolution of the Committee.

3.   ADMINISTRATION AND INTERPRETATION OF THE PLAN

     The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility to: (i) interpret the Plan; (ii) approve the designation of eligible Participants; (iii) set the performance criteria for Awards within the Plan guidelines; (iv) certify attainment of performance goals and other material terms; (v) reduce Awards as provided herein; (vi) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (vii) adopt, amend and rescind rules and regulations relating to the Plan; and (viii) make all other determinations and take all other actions necessary or desirable for the Plan's administration including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry


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this Plan into effect, but only to the extent any such action would be permitted under Code Section 162(m).

     Decisions of the Committee shall be made by a majority of its members. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommenda tions, provided by the Board or the executive officers of the Company. The Plan is intended to comply with Code
Section 162(m), and all provisions contained herein shall be limited, construed and interpreted in a manner to so comply.

4.   ELIGIBILITY AND PARTICIPATION

     (a) For each Plan Year, the Committee shall select the employees of the Company, its Parent and Subsidiaries who are to participate in the Plan from among the executive key employees of the Company, its Parent and Subsidiaries.

     (b) No person shall be entitled to any Award under this Plan for any Plan Year unless he or she is so designated as a Participant for that Plan Year. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations required to comply with Code Section 162(m).

5.   INDIVIDUAL TARGET AWARD

     For each Participant for each Plan Year, the Committee may specify a targeted performance award. The Individual Target Award may be expressed, at the Committee's discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under this Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an Individual Target Award for an employee for a Plan Year shall not imply or require that the same level Individual Target Award (if any such award is established by the Committee for the relevant employee) be set for any subsequent Plan Year. At the time the Performance Goals are established (as provided in subsection 6.2 below), the Committee shall prescribe a formula to determine the percentages (which may be greater than one-hundred percent (100%)) of the Individual Target Award which may be payable based upon the degree of attainment of the Performance Goals during the Plan Year. Notwithstanding anything else herein, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than the Participant's Individual Target Award (or attained percentage thereof) regardless of the degree of attainment of the Performance Goals; provided that no such discretion to reduce an Award earned based on achievement of the applicable Performance Goals shall be permitted for the Plan Year in which a Change in Control of the Company occurs, or during such Plan Year with regard to the prior Plan Year if the Awards for the prior Plan Year have not been made by the time of the Change in Control of the Company, with regard to individuals who were Participants at the time of the Change in Control of the Company.


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6.   PERFORMANCE AWARD PROGRAM

     6.1 Performance Awards. Subject to Section 7 herein, each Participant is eligible to receive up to the achieved percentage of their Individual Target Award for such Plan Year (or, subject to the last sentence of Section 5, such lesser amount as determined by the Committee in its sole discretion) based upon the attainment of the objective Performance Goals established pursuant to subsection 6.2 and the formula established pursuant to Section 5. Except as specifically provided in Section 7, no Performance Award shall be made to a Participant for a Plan Year unless the minimum Performance Goals for such Plan Year are attained.

     6.2 Objective Performance Goals, Formulae or Standards (the "Performance Goals"). The Committee shall establish the objective performance goals, formulae or standards and the Individual Target Award (if any) applicable to each Participant or class of Participants for a Plan Year in writing prior to the beginning of such Plan Year or at such later date as permitted under Code
Section 162(m) and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Code Section 162(m), provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Code Section 162(m) or otherwise violate Code Section 162(m), such provision shall be of no force or effect. These Performance Goals shall be based on one or more of the following criteria with regard to the Company (or a subsidiary, division, or other operational unit of the Company): (i) the attainment of certain target levels of, or a specified percentage increase in, profits, market share, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing;
(ii) the attainment of certain target levels of (including, without limitation, a break-even), or a percentage increase in, after-tax or pre-tax profits including, without limitation, that are attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow or cash generation targets; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company's bank debt or other long-term or short- term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders' equity or profitability targets as measured by return ratio and shareholder return; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of the


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Company's common stock; and (x) the growth in the value of an investment in the
Company's common stock assuming the reinvestment of dividends. For purposes of item (i) above, "extraordinary items" shall mean all items of gain, loss or expense for the Plan Year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board.

     In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Code Section 162(m), but only to the extent permitted under Code Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

     6.3 Maximum Nondiscretionary Award. The maximum Performance Award, including any interest thereon due to deferral (as provided under Section 6.4 hereof), payable to a Participant for any Plan Year is $4,000,000.

     6.4 Payment Date; Committee Certification. The Performance Awards will be paid as soon as administratively feasible after the Plan Year in which they are earned, but not before the Committee certifies in writing that the Performance Goals specified (except to the extent permitted under Code Section 162(m) and provided in Section 7 with regard to death, disability or Change in Control of the Company or certain other termination situations) pursuant to subsection 6.2 were, in fact, satisfied, except as may otherwise be agreed by a Participant and the Company in a written agreement executed prior to the beginning of the Plan Year to which the Performance Award relates in accordance with any deferred compensation program in effect applicable to such Participant. Performance Awards hereunder shall be payable in cash or, in the sole discretion of the Committee, in restricted stock pursuant to the Ogden Corporation 1999 Stock Incentive Plan, amended and restated as of January 1, 2000. The Committee shall use its best efforts to make a determination with regard to satisfaction of the Performance Goals within two and one-half (2 1/2) months after the end of each Plan Year. Any Performance Award deferred by a Participant shall increase or decrease (between the date on which the Performance Award is credited to any deferred compensation program applicable to such Participant and the payment date) based on an earnings factor elected by the Participant from such options offered by the Committee and set forth in writing prior to such deferral which shall be based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable at the end of the deferral period shall be based on the actual rate of return of a specific investment. The Participant shall have no right to receive payment of any deferred amount until he or she has a right to receive such amount under the terms of the applicable deferred compensation program.


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7.   EMPLOYMENT AT YEAR END GENERALLY REQUIRED FOR AWARD

     No Award shall be made to any Participant who is not an active employee of the Company, its Parent or one of its Subsidiaries or affiliates at the end of the Plan Year; provided, however, that the Committee, in its sole and absolute discretion, may make Awards to Participants for a Plan Year in circumstances that the Committee deems appropriate including, but not limited to, a Participant's death, disability, retirement or other termination of employment during such Plan Year and the Committee shall be required to make at least a pro-rata Award through the date of a Change in Control of the Company to each Participant who is a Participant at the time of such Change in Control of the Company. All such Awards shall be based on achievement of the Performance Goals for the Plan Year, except that, to the extent permitted under Code Section 162(m), in the case of death, disability or Change in Control of the Company during the Plan Year (or such other termination situations as permitted under Code Section 162(m)) an amount equal to or less than the Individual Target Awards may be made by the Committee either during or after the Plan Year without regard to actual achievement of the Performance Goals. Furthermore, upon a Change in Control of the Company the Committee may, in its sole discretion but only to the extent permitted under Code Section 162(m), make an award (payable immediately) equal to a pro-rata portion (through the date of the Change in Control of the Company) of the Individual Target Award payable upon achieving, but not surpassing, the Performance Goals for the relevant Plan Year. Any such immediate pro-rata payment shall reduce any other Award made for such Plan Year under this Plan by the amount of the pro-rata payment.

8.   NON-ASSIGNABILITY

     No Award under this Plan nor any right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

9.   NO RIGHT TO EMPLOYMENT

         Nothing in the Plan or in any notice of award pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company, its Parent, or one of its Subsidiaries or affiliates nor affect the right of the Company, its Parent or any of its Subsidiaries or affiliates to terminate the employment of any Participant.

10.      AMENDMENT OR TERMINATION

         The Board (or a duly authorized committee thereof) may, in its sole and absolute discretion, amend, suspend or terminate the Plan or to adopt a new plan in place of this Plan at any time; provided, that no such amendment shall, without the prior approval of


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the stockholders of the Company in accordance with the laws of the State of
Delaware to the extent required under Code Section 162(m): (i) materially alter the Performance Goals as set forth in subsection 6.2; (ii) increase the maximum amount set forth in subsection 6.3; (iii) change the class of eligible employees set forth in Section 4(a); or (iv) implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to continue to comply with the requirements of Code Section 162(m). Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant's right to receive payment of an Award for a Plan Year otherwise payable hereunder.

11.  SEVERABILITY

     In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

12.  WITHHOLDING

     The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

13.  GOVERNING LAW

     This Plan and any amendments thereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).


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EXHIBIT A

A "Change in Control of the Company" shall be deemed to have occurred upon:

(a) the acquisition by any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of either (i) the then outstanding shares of common stock of the Company or
     (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, provided that the following acquisitions shall not constitute a Change in Control of the Company: (i) any acquisition directly from the Company (excluding any acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if following such reorganization, merger or consolidation the conditions described in clause (iii) of paragraph (c) below are met.

(b) individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan, whose election, or nomination for election by the Company stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(c) the stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all the Company's assets; or (iii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, limited liability entity or similar person, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent (75%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.